Exhibit 10.4
PROPRIETARY INFORMATION, INVENTIONS
AND NON-COMPETE AGREEMENT
     THIS PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETE AGREEMENT (this “Agreement”), dated as of the 1st day of November, 2007, between Dean Foods Company, a Delaware corporation (“the Company”), having its principal place of business at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, and Gregg Tanner (“Employee”).
     WHEREAS, the Company has offered Employee employment as Executive Vice President, Supply Chain of the Company; a position which will result in Employee acquiring substantial knowledge of the operations and practices of the business of the Company;
     WHEREAS, the Company desires to prevent any competitive business from securing or utilizing the services of Employee, to the extent and for the period of Employee’s employment and for a reasonable period thereafter; and
     WHEREAS, as a condition to the employment of Employee, the Company has required that Employee enter into this Agreement.
     NOW, THEREFORE, it is agreed as follows:
     1. Acknowledgments. Employee acknowledges that (i) the Company is engaged in a continuous program of research, development, and production respecting its business throughout the United States and Canada (the foregoing, together with any other businesses in which the Company engages, from the date hereof to the date of the termination of Employee’s employment with the Company, is hereinafter referred to as the “Company Business”); (ii) Employee’s services to the Company will be unique and have significant value to the Company, and Employee may make new contributions and inventions of value to the Company; (iii) Employee’s work for the Company allows Employee access to trade secrets of, and confidential information concerning, Company; (iv) the Company Business is national and international in scope; (v) the Company would not have agreed to employ Employee but for the agreements and covenants contained in this Agreement; and (vi) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that the Company has expended significant resources to develop.
     2. Ownership of Works. The Company shall own all rights, including all trade secrets and copyrights, in and to all discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how and data, whether patentable under patent or registerable under copyright or similar statutes or reduced to practice and all documentation thereof created by Employee, during the time Employee is employed by the Company, whether created during or outside normal business hours or on the Company premises or at some other location and that: (i) directly relate to or are derived from the Company Business; and (ii) result from or are derived from any task or work assigned to Employee or work performed by Employee for the Company (collectively, “Works”). To the extent that any Works do not qualify as works made for hire under U.S. copyright law, this

Agreement shall constitute an irrevocable assignment by Employee to the Company of the ownership of, and rights of copyright in, Works. Employee agrees to give the Company or its designees all assistance reasonably required to protect such rights.
     3. Inventions. If Employee individually or jointly makes, conceives of, or reduces to practice any invention, technique, recipe, process, improvement, modification, development, documentation, data, design, idea, discovery, trademark, trade secret, formula, process, or other know-how, whether patentable or not, in the course of performing services for the Company, that directly relates to the Company Business (collectively, “Inventions”), Employee will and hereby does assign to the Company Employee’s entire right, title and interest in and to such Inventions. Employee agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Employee will disclose any such Inventions (to the extent Employee knows such inventions are “Inventions” as defined herein) to an officer of the Company and will, upon request, promptly sign a specific assignment of title to the Company and do anything else reasonably necessary without additional compensation to enable the Company to secure patent, trade secret, or any other proprietary rights in the United States or foreign countries. Employee agrees to execute any documents deemed necessary or advisable by the Company to effect the terms of this paragraph. Employee agrees that after termination of employment with the Company Employee shall not use any Inventions, except in furtherance of the Company Business and except to the extent such Inventions are in the public domain through no fault of Employee.
     4. Non-Disclosure. Employee recognizes that the Company competes in a highly competitive field and that the Company possesses and will continue to possess information of commercial value that relates to the Company Business, including but not limited to trade secrets, technical and scientific information, financial business information, processes, recipes, formulas, data, know-how, improvements, inventions, product concepts, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, blueprints, specifications, programs, ideas, customer lists, vendor lists, pricing and other structures, marketing and business strategies, budgets, projections, licenses, costs, financial data, and plans, proposals and information about the Company’s employees and/or consultants (collectively, “Proprietary Information”). Notwithstanding the foregoing, Proprietary Information shall not include information that is publicly available when received, or thereafter becomes publicly available through no fault of Employee or is otherwise disclosed by the Company to another party without obligation of confidentiality. Employee agrees that the Proprietary Information constitutes a unique and valuable asset which is essential to the Company’s business success, and that any release of Proprietary Information would be harmful to the Company and/or its customers. To protect the Company’s Proprietary Information, Employee agrees that at all times, including during and after the term of Employee’s employment, Employee will not disclose to any person, firm, company, or corporation or use for Employee’s own benefit or for the benefit of any third party (except in furtherance of Company Business or affairs of the Company) any and all Proprietary Information that Employee may have acquired in the course of or as an incident to Employee’s employment with the Company. Employee further agrees to take all reasonable precautions to protect against the intentional, negligent, or inadvertent disclosure by Employee of the Company’s Proprietary

Information to any other person or business entity, except in furtherance of the Company Business.
     5. Non-Competition. Employee understands and agrees that during Employee’s employment with the Company, Employee will be provided access to specialized information related to Company Business and trade secrets, as well as the Company’s customers and their confidential information. Employee further agrees that if this information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company. Employee hereby covenants and agrees that (A) at no time during Employee’s employment with the Company and (B) at no time until the two years from the date of Employee’s termination (the “Non-Compete Period”), will Employee (i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder or otherwise, any Competing Business in any geographic territory (within or outside the United States) in which the Company does business; or (ii) act in any way, directly or indirectly, on behalf of any Competing Business, with the purpose or effect of soliciting, diverting or taking away any business, customer, client, supplier, or good will of the Company.
The foregoing provisions shall not restrict Employee from (i) owning up to a 2% interest in a publicly traded company which is or engages in a Competing Business or (ii) acting as an officer, employee, agent, independent contractor or consultant to any company or business which engages in multiple lines of business, one or more of which may be a Competing Business, if Employee has no direct or indirect involvement, oversight or responsibility with respect to the unit, division, group or other area of operations which cause such company or business to be a Competing Business.
A “Competing Business” shall mean a company or business which is engaged, or intends to engage in, the manufacture, distribution, sale or marketing of any products which compete directly with the Company’s products or the Company Business.
Employee acknowledges that this covenant has a unique, substantial, and immeasurable value to the Company.
Notwithstanding the foregoing, the restrictions of this Section 5 shall terminate immediately if your employment with the Company is involuntarily terminated by the Company without “Cause.” “Cause” shall mean: (a) conviction of Employee of any crime deemed by the Company to make continued employment untenable; (b) any act of gross negligence or willful misconduct in the conduct of your employment; (c) any act of dishonesty on the part of Employee whether relating to the Company or any of its subsidiaries, its affiliates, employees, agents or otherwise; (d) failure by Employee to comply with the Dean Foods Code of Ethics, or any conduct of Employee which brings the Company or any of its affiliates into disrepute, in each case as determined by the Board of Directors.
     6. Non-Solicitation. Employee hereby covenants and agrees that at no time during Employee’s employment with the Company and during the Non-Compete Period, will

Employee (i) recruit, hire, assist or solicit, directly or indirectly, any of the Company’s employees to leave the employ of the Company or (ii) solicit any customer or prospective customer of the Company for the purpose of (1) inducing or otherwise intending to cause such customer or prospective customer to alter or end its business relationship with the Company or (2) interfering with the Company’s business relationship with such customer or prospective customer. For the purposes of this Agreement, “customer” shall mean any company that was a customer of the Company at any time during the term of Employee’s employment with the Company, and “prospective customer” shall mean any company that, to Employee’s knowledge, was actively solicited by the Company at any time during the term of Employee’s employment with the Company.
     7. Remedies. Employee acknowledges, understands, and agrees that the restrictions contained in Paragraphs 2, 3, 4, 5, and 6 of this Agreement are reasonable, fair, and equitable in scope, terms, geographic area and duration, are necessary to protect the legitimate business interests and good will of the Company, and are a material inducement to the Company to employ Employee and to enter into this Agreement, and that any breach or threatened breach of such restrictions would cause the Company substantial and irreparable harm for which there is no adequate remedy at law. Therefore, Employee agrees that in the event of any such breach, any unvested stock options, restricted stock awards or other equity grants shall be immediately canceled and all of Employee’s rights thereunder shall be immediately terminated. In addition, if the Company deems such action warranted by the particular circumstances, the Company shall be entitled to equitable relief including, but not limited to, temporary, preliminary, and permanent injunctive relief, including the issuance of a temporary restraining order, in order to secure the specific performance of this Agreement without the necessity of posting bond or security, which Employee expressly waives. Employee agrees that the rights of the Company to obtain injunctive relief shall not be considered a waiver of the Company’s rights to seek any other remedies it may have at law or in equity.
     The restrictions set forth herein shall be construed as a series of separate and severable covenants. Employee agrees that if in any proceeding, the tribunal refuses to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be considered divisible both as to duration and geographic area so that each month of a specified period shall be deemed a separate period of time and each county in each particular state (or such other geographic subdivision as the tribunal determines is reasonable) a separate geographic area, resulting in an intended requirement that the longest lesser period of time or the largest lesser geographic area found by such tribunal to be a reasonable restriction shall remain an effective restrictive covenant specifically enforceable against Employee. Further, the covenants contained in Paragraphs 2, 3, 4, 5, and 6 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any of its employees, agents, shareholders, directors, or officers, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any of these covenants.
     8. Return of Records. Upon termination of employment, Employee agrees to return to the Company all documents (whether electronic or written), notes, drawings, data,

records, materials and other property of whatever nature received from or created for the Company, and any and all copies thereof including, but not limited to, those documents, records, and materials containing or relating to Proprietary Information. Employee agrees that all such documents that are currently in Employee’s possession or control or which may come into Employee’s possession or control in the future shall be the property of the Company.
     9. Miscellaneous.
               (a) Severability. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in the event of any conflict, any provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by the holding.
               (b) Complete Agreement. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, relating to the subject matter hereof. It may not be modified, except in a written document executed by both parties to this Agreement.
               (c) Other Agreements. Employee represents and warrants that Employee is not a party to or bound by the provisions of any other agreement which would prevent or impair Employee’s ability to render services to the Company and that Employee’s entering into this Agreement. The parties hereto each represent and warrant to the other party that the performance of any obligations hereunder by such party will not violate the provisions of, or cause such party to be in default under, any other agreement or contract to which such party is a party or by which such party is bound.
               (d) Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
               (e) Governing Law. This Agreement shall be governed by and this Agreement and any disputes or controversies related hereto shall be construed in accordance with the laws of the State of Texas, excluding any choice of law provisions that would apply the laws of any other jurisdiction.
               (f) Waiver. No delay on the part of either party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power, or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

               (g) Assignment. This Agreement and Employee’s rights and obligations hereunder may not be assigned by Employee. The Company may, without Employee’s consent, assign its rights, together with its obligations, under this Agreement.
               (h) Period of Employment. As used herein, the period of employment includes any time in which Employee is retained by the Company as an employee, director, or consultant.
               (i) Counterparts. This Agreement may be entered into in two or more counterparts, each of which shall be deemed an original, and together shall be deemed to be one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed and delivered this Proprietary Information, Inventions and Non-Compete Agreement as of the date first set forth above.

EMPLOYEE	DEAN FOODS COMPANY

/s/ Gregg Tanner	By:	/s/ Paul Moskowitz

GREGG TANNER		PAUL MOSKOWITZ Executive Vice President Human Resources